EXHIBIT 99.1

NEWS from

808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254

Contact:
Robert C. Turnham, Jr., President D. Hughes Watler, Jr., Chief Financial Officer	Traded: NYSE (GDP)

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM PRICES
3,400,000 SHARE PUBLIC OFFERING

Houston, Texas — May 10, 2005. Goodrich Petroleum Corporation announced that it has executed an underwriting agreement to sell 3,400,000 shares of its common stock at a price to the public of $15.40 per share. Of the 3,400,000 shares offered, 3,200,000 shares are being sold by the Company and 200,000 shares are being sold by a selling stockholder. This was an increase from the previously announced aggregate 3,000,000 share offering. Net proceeds to the Company will be used primarily to fund an accelerated Cotton Valley Trend drilling program in East Texas and Northwest Louisiana.

The offering, which is expected to close on May 16, 2005, is being made under the Company’s existing shelf registration statement. The Company has also granted the underwriters a 30-day option to purchase a maximum of 510,000 additional shares of common stock from the Company to cover over-allotments.

Bear, Stearns & Co. Inc. is the sole book-running managing underwriter, and Johnson Rice & Company L.L.C. and Simmons & Company International are co-managing underwriters for the offering. Copies of the final prospectus supplement and accompanying base prospectus may be obtained from the Equity Syndicate Department of Bear, Stearns & Co. Inc. by faxing a written request to (631) 254-7129.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.